Exhibit 21.1

SHARING SERVICES GLOBAL CORPORATION
LIST OF SUBSIDIARIES

Sharing Services Global Corporation
Elepreneurs Holdings, LLC (Texas)
Elepreneurs U.S., LLC (Texas)
Elepreneurs Canada, ULC (Canada)
Elevacity Holdings, LLC (Texas)
Elevacity U.S., LLC (Texas)
Elevacity Global Australia PTY LTD (Australia)
Elevacity Global Canada, ULC (Canada)
Elevacity Global NZ Limited (New Zealand)
Four Oceans Holdings, Inc (Nevada)
SHRG Affiliated Holdings, LLC (Texas)
SHRG Fulfillment Holdings, LLC (Texas)
SHRG Information Technologies, LLC (Texas)
SHRG International Holdings, LLC (Texas)
SHRG IP Holdings, LLC (Texas)
Total Travel Media, Inc. (Nevada)

Note: All listed entities are direct subsidiaries of the Registrant, except as otherwise indicated above.